Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by James E. Perry
Vice President and Chief Financial Officer
October 28, 2010

Thank you, Bill, and good morning everyone.

My comments relate primarily to the third quarter of 2010. We will file our form 10-Q later today. For the third quarter of 2010, Trinity reported earnings of $0.37 per diluted share. This compares to earnings of $0.29 per diluted share in the third quarter of 2009. The results for third quarter of 2010 include a pre-tax gain of $10.2 million or $0.08 per common diluted share related to the disposition of insured property, plant and equipment that were damaged by a flood at Trinity’s Tennessee barge manufacturing facility in May.

Revenues for the third quarter were $540 million, compared to $557 million in the same quarter last year. For the third quarter, Trinity’s EBITDA was $139 million, compared to $109 million in the same quarter of 2009. The reconciliation of EBITDA was provided in the news release yesterday.

Revenues for our Construction Products Group were $160 million in the third quarter, compared to $146 million a year ago. This group reported operating profit of $20.3 million, compared to $13.1 million in the same period a year ago. The results for the third quarter of 2010 include a pre-tax gain of $3.8 million recognized from certain divestitures in our Concrete and Aggregates business. Our highway products business, including the acquisition of Quixote Corporation earlier this year, continues to perform favorably.

Rail Group revenues increased sequentially by 16% over the second quarter to $131 million. The operating profit for the Rail Group was $3.3 million, a 2.5% margin. The Rail Group backlog grew to an estimated value of $388 million as of September 30, 2010.

Our Railcar Leasing and Management Services Group reported revenues of $122 million, including $29 million of revenues from TRIP. Operating profit for the quarter was $52.9 million, including $16.3 million from TRIP. In the third quarter, TRIP provided Trinity with earnings per share of $0.02. We expect the EPS quarterly contribution from TRIP to be between $0.02 and $0.03 per share for the fourth quarter, assuming TRIP’s current operating metrics remain relatively consistent.

During the quarter, Trinity negotiated the acquisition of an additional 29% equity interest in TRIP at a discount for a purchase price of $28.6 million. Trinity’s total ownership in TRIP after the purchase was 57% at the end of the third quarter. The purchase was the result of an investment portfolio restructuring by one of TRIP’s equity partners.

The Inland Barge Group generated third quarter revenue of approximately $99 million and operating profit of $22.4 million, resulting in a margin of 22.6%. As previously mentioned, the Inland Barge Group’s third quarter performance included a $10.2 million pre-tax gain from the disposition of damaged property, plant, and equipment from the flood at our Tennessee manufacturing facility in May. Our barge business received $264 million of orders during the third quarter and had a backlog value of approximately $516 million as of September 30, 2010, an increase of 48% over the second quarter of this year.

During the third quarter, the Energy Equipment Group’s revenues were $107 million with the wind towers business contributing $65 million. Operating profit for the group was $6.0 million, resulting in an operating margin of 5.6%. This compares to operating profit of $16.2 million in the third quarter of 2009. These results reflect our ability to adjust to our customers’ needs due to the on-going softness in the wind tower market. The backlog for the wind towers business as of September 30, 2010 remains healthy at approximately $1 billion.

I will now move to our balance sheet and capital structure. At September 30, we had $338 million available under the leasing warehouse facility and $344 million available under Trinity’s revolving credit facility after accounting for $81 million in letters of credit. Combined with our unrestricted cash and short-term marketable securities balance of $371 million, our total liquidity position was in excess of $1.0 billion at the end of the third quarter.

Subsequent to quarter end, our Leasing Company executed a railcar lease financing transaction for $369 million. This transaction has a coupon of 5.19% which provides us with attractively priced capital. With a portion of the proceeds, we paid down $55 million of our warehouse facility and have issued a redemption notice for all of our $201.5 million of 6.5% Senior Notes that were scheduled to mature in 2014. The redemption will settle in late November and will result in a net charge of approximately $0.04 in the fourth quarter.

The net benefit to the company of these transactions is reduction in our overall borrowing rate and a longer-term maturity profile. The remaining cash further enhances our liquidity as we continue to grow our leasing business and seek investment opportunities throughout our portfolio of businesses.

I will now discuss our forward-looking guidance.

We anticipate earnings per share for the Company to be between $0.10 and $0.15 in the fourth quarter after including an approximate $0.04 net impact from the redemption of the Senior Notes. For 2010, we anticipate full year earnings will range between $0.73 and $0.78 per diluted share.

We anticipate that the Rail Group will report operating results between breakeven and a $2 million profit for the fourth quarter of 2010. Inland Barge revenues are expected to be between $115 and $125 million in the fourth quarter with an operating margin in the range of 12% to 14% for the same period. Revenues for Energy Equipment are expected to be approximately $110 to $120 million in the fourth quarter with margins anticipated to be between 4% and 6%. We expect the wind tower business to contribute $260 to $280 million in revenue during 2010.

Year to date, non-leasing capital expenditures are $22 million. Our current forecast is for approximately $30 million of non-leasing capital expenditures in 2010. Year to date, net additions of railcars to the lease fleet total $154 million. For 2010, we anticipate approximately $175 to $200 million in net fleet additions.

We remain well positioned with a diversified portfolio of businesses, a strong balance sheet and solid cash flows. Our continued focus on liquidity solidly positions us to capitalize on business opportunities as they arise. Our operator will now prepare us for the question and answer session.

Q&A Session